EXHIBIT 24.2

Universal Shelf Registration Statement for PG&E Corporation

RESOLUTION OF
THE BOARD OF DIRECTORS OF
PG&E CORPORATION
June 18, 2003

                    WHEREAS, the Board of Directors of this corporation has determined that it is in the best interest of this corporation to prepare and file with the Securities and Exchange Commission a registration statement that allows this corporation to issue a variety of debt and equity securities, from time to time, as necessary or otherwise deemed appropriate by this Board of Directors, or for purchasers of unregistered securities of this corporation to resell those securities;

                    NOW, THEREFORE, BE IT RESOLVED that this Board of Directors hereby approves the issue and sale from time to time of the following securities of this corporation (each a “Security,” and collectively, the “Securities”), with an aggregate offering price of up to $2.0 billion or the equivalent thereof in one or more foreign currencies: (i) senior and subordinated debt securities of this corporation (collectively, the “Debt Securities”), (ii) common stock, no par value, together with related preferred stock purchase rights (“Common Stock”), (iii) preferred stock (“Preferred Stock”), (iv) depositary shares of this corporation, (v) Securities convertible or exchangeable into other Securities, (vi) warrants to purchase Common Stock, Preferred Stock, or Debt Securities, (vii) contracts to purchase any Security, including calls, (viii) contracts to sell any Security, including puts and options, (ix) preferred securities of one or more financing trusts, all of the common stock of which is owned by this corporation and guarantees relating to such preferred securities, (x) options, warrants, or other rights to purchase capital stock of another corporation or entity, and (xi) units consisting of two or more Securities; for repayment or refinancing of borrowings, working capital, or general corporate purposes; and

                    BE IT FURTHER RESOLVED that the Securities shall be issued by this corporation in the manner and in such amounts and at such times as shall be approved by this Board of Directors, provided that no additional approval shall be required in connection with the issuance of Debt Securities of up $825 million authorized by separate resolution on the date hereof;

                    BE IT FURTHER RESOLVED that the appropriate officers and counsel of this corporation are hereby authorized to prepare and file with the Securities and Exchange Commission a registration statement or statements under the Securities Act of 1933, as amended (the “Securities Act”), and any necessary amendments or supplements thereto, including the financial statements and all exhibits and schedules thereto, and including any indenture to be qualified pursuant to the Trust Indenture Act of 1939 (collectively, a “Shelf Registration Statement”), with respect to the offer and sale by this corporation of the Securities or the resale thereof; and

                    BE IT FURTHER RESOLVED that each of LINDA Y.H. CHENG, WONDY S. LEE, ERIC MONTIZAMBERT, GARY P. ENCINAS, KATHLEEN M. HAYES, DOREEN A. LUDEMANN, and JOHN E. FORD is hereby authorized, jointly and severally, to sign any Shelf Registration Statement on behalf of this corporation relating to any offer and sale of the Securities or the resale thereof, as attorneys-in-fact for the Chief Executive Officer, the Chief Financial Officer, and the Controller of this corporation, and to do any and all acts necessary to satisfy the requirements of the Securities Act, and the regulations of the Securities and Exchange Commission adopted pursuant thereto with regard to such Shelf Registration Statement; and

                    BE IT FURTHER RESOLVED that the appropriate officers of this corporation are each hereby authorized to prepare, execute, and file all necessary documents, and to take all action which, as a result of the proposed sales or resales of the Securities herein authorized, may be required to comply with the securities or blue sky laws of the various states and jurisdictions of the United States, and that this Board of Directors hereby adopts the form of any resolutions required by any such authority to be filed in connection with any applications, consents to service, issuers’ covenants, or other documents if (1) in the opinion of the officers of this corporation executing the same, adoption of such resolutions is necessary or appropriate, and (2) the Corporate Secretary or an Assistant Corporate Secretary of this corporation evidences such adoption by inserting in the minutes of this meeting copies of such resolutions, which will thereupon be deemed to be adopted by this Board of Directors with the same force and effect as if presented at this meeting; and

                    BE IT FURTHER RESOLVED that the Chairman of the Board, the Chief Executive Officer, the President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Treasurer, the Corporate Secretary, any Assistant Corporate Secretary, the Assistant Treasurer, and the Transfer Agent of this corporation are each hereby authorized, jointly and severally, to perform and to do such acts and things and to execute and deliver such other agreements, undertakings, documents, instruments, financing statements, or certificates as such person may deem necessary, desirable, or appropriate in order to carry out the intent of the foregoing paragraphs of this resolution; and

                    BE IT FURTHER RESOLVED that any actions taken by the officers of this corporation prior to the date of this resolution that are within the authority conferred thereby are hereby ratified, confirmed, and approved as the acts and deeds of this corporation.

                        I, LINDA Y.H. CHENG, do hereby certify that I am Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held at the office of said corporation on June 18, 2003; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

                        WITNESS my hand and the seal of said corporation hereunto affixed this 20th day of December, 2004.

                                                                        LINDA Y.H. CHENG
                                                                         Linda Y.H. Cheng
                                                                        Corporate Secretary
                                                                        PG&E CORPORATION

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